Exhibit 99.1

Nuveen Long/Short Commodity Total Return Fund (CTF)

An Update Regarding Share Repurchase Activity through November 30, 2013

December 5, 2013—The Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) is an exchange-traded commodity pool that invests directly in a diverse portfolio of commodity futures and options contracts. The Fund adopted an open-market share repurchase program on March 14, 2013, by which it is authorized to repurchase an aggregate of up to 10% of its then outstanding common shares (or 1,880,000 shares) in open-market transactions at the discretion of the Fund’s manager, Nuveen Commodities Asset Management, LLC. The program permits the Fund to repurchase shares at a discount to net asset value, which allows the Fund to realize incremental accretion to its net asset value to the benefit of existing shareholders.

In the month of November, the Fund’s share repurchase agent repurchased 353,772 shares at a weighted average discount to net asset value of 19.39%. The table below summarizes all share repurchase activity from the inception of the program through November 30, 2013. Cumulatively, the Fund has repurchased 833,772 shares at a weighted average market price of $16.77, which has had positive accretion to the Fund’s net asset value in the amount of $0.1683 per common share. The Fund may repurchase approximately 1,046,228 additional shares pursuant to the current share repurchase program, which represents approximately 56% of the program’s originally authorized amount. No shares were repurchased in the months of May, June, and July.

CTF Share Repurchases (from March 14, 2013 through November 30, 2013):

Month	No. Shares Repurchased	% of Authorized Amount Repurchased	Weighted Average Price Per Share
April 2013	9,500	0.51%	$18.76
August 2013	37,377	1.99%	$18.03
September 2013	70,623	3.76%	$17.70
October 2013	362,500	19.28%	$16.76
November 2013	353,772	18.82%	$16.41

Total/Average	833,772	44.36%	$16.77

The Fund’s share repurchase program is subject to certain U.S. federal securities regulations, which limit the number of shares the Fund can repurchase in any given business day.

Both the Fund’s share repurchase agent and the Fund’s manager will continue to monitor market conditions on a daily basis.

Share repurchase information is provided on a quarterly basis in the Fund’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which can be found on the Fund’s website at www.nuveen.com/CommodityInvestments.

For a more complete description of the Fund’s investment strategies and risks, please visit www.nuveen.com/CommodityInvestments.

An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount invested. The Fund invests primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments. The Fund is a commodity pool; it is not a mutual fund, closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

This update is not a solicitation to buy or sell the Fund’s shares. The Fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.